110 - N 100 W
BEAVER UT
84713

TEL. 435 438 2628

STAKING AGREEMENT MAY 29/06

STEVE HODGES / ANGLO-CANADIAN

ANGLO WILL PAY HODGES $200.00 PER DAY TO STAKE UP TO 80 CLAIMS KNOWN AS THE SHEEP ROCK CLAIMS, AS WELL AS RELATED COST. PLUS ANGLO WILL PAY A FINDERS FEE OF $10,000.00 PLUS 60,000 SHARES IN ITS CAPITAL AND A 2% NSR ROYALTY. THIS AGREEMENT INCLUDES A 1 MILE AREA OF INTEREST.

Steve Hodges
STEVE HODGES

[signature]
ANGLO-CANADIAN